Exhibit 21

Subsidiaries of OneSpan Inc.
OneSpan Australia Pty Ltd	Australia
OneSpan Pty Ltd	Australia
OneSpan Austria GmbH	Australia
OneSpan Europe NV	Belgium
OneSpan NV	Belgium
OneSpan Seguranca de Dados Brasil Ltda	Brazil
Dealflo Technology Inc.	New Brunswick, Canada
OneSpan Canada Inc.	New Brunswick, Canada
OneSpan Software (Beijing) Co. Ltd.	China
OneSpan Software (Beijing) Co. Ltd. (Shanghai Branch)	China
OneSpan France SAS	France
VASCO Data Security (India) Private Limited	India
OneSpan Japan Kabushiki Kaisha	Japan
Alfa & Ariss BV	Netherlands
Diginotar Notariaat B.V.	Netherlands
OneSpan Netherlands B.V.	Netherlands
OneSpan Asia Pacific Pte Ltd	Singapore
OneSpan International GmbH	Switzerland
OneSpan Solutions GmbH	Switzerland
OneSpan Middle East FZE	Dubai, United Arab Emirates
Risk IDS Limited	United Kingdom
OneSpan Solutions UK Limited	United Kingdom
OneSpan Technology Limited	United Kingdom
VASCO Digital Automation Limited	United Kingdom
OneSpan Solutions Limited	United Kingdom
OneSpan Inc.	State of Delaware
OneSpan North America Inc.	State of Delaware